EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Nuvera Communications, Inc. (“Nuvera,” “the Company,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the general terms and provisions of our capital stock does not purport to be complete and is based upon and qualified by reference to our articles of incorporation and bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Minnesota Business Corporation Act, or MBCA, for additional information.

Authorized Shares of Capital Stock

The aggregate number of shares of capital stock that the Company has authority to issue is 100,000,000 shares, which consists of 90,000,000 shares of common stock, par value $1.66, and 10,000,000 shares of preferred stock, par value $1.66 per share.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and have cumulative voting rights for directors. Except as otherwise provided by law, our articles of incorporation or our bylaws, matters will generally be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy. Our bylaws provide that the authorized number of directors shall be fixed from time to time by a resolution of the board of directors. Each director serves a three-year term.

Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred shareholders. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and the liquidation preferences of outstanding shares of preferred stock, if any.

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption provisions applicable to the common stock.

All outstanding shares of our common stock are fully paid and non-assessable.

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, NY 11717, Website: www.broadridge.co.

Our common stock is currently listed on the OTCQB Marketplace under the trading symbol “NUVR.”

Preferred Stock

The Company has no outstanding shares of preferred stock.

Under Nuvera’s articles of incorporation, our board of directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of the shares in any class or series. Specifically, preferred shares may be issued from time to time in one or more series, each of which will have the designation or title and the number of shares established by resolution of the Board of Directors prior to the issuance of these shares.  Each series of preferred shares will have such voting powers, full or limited, or no voting powers and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as are stated and expressed in the resolution or resolutions providing for the issuance of these series of preferred shares as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The Company’s board of directors has further authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

Anti-Takeover Effects of Provisions of our Articles of Incorporation, our Bylaws and Minnesota Law

Specific provisions of Minnesota law, our articles of incorporation and our bylaws may be deemed to have an anti-takeover effect.

Excess Shares

Article III, section 2 of our articles of incorporation provides that no person shall beneficially own more than seven percent (7%) of the outstanding capital stock of Nuvera. The articles also require a two-thirds (2/3) majority vote of the outstanding capital stock of the Company to amend this Article III, section 2.

For purposes of Article III, section 2:

•         the term “person” includes a natural person and an organization, as defined in MBCA Section 302A.011, Subd. 19;

•         the terms “ownership,” or “own” shall mean and include “beneficial ownership” as defined in MBCA Act Section 302A.011, Subd. 41;

•         the term “Excess Shares” shall mean shares beneficially owned or acquired by a person that are in excess of seven percent (7%) of the outstanding common stock of the corporation; and

•         a determination as to whether a person’s ownership of capital stock of the corporation includes or constitutes Excess Shares shall be made with reference to the number of shares of common stock outstanding as reported by Nuvera in its most recent report filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which sets forth the number of shares of common stock of the corporation outstanding as of a specified date, or, if Nuvera ceases to file reports pursuant to the Exchange Act, the number of shares of outstanding common stock set forth in any report, communication or financial statement sent by Nuvera to the holders of its capital stock.

No person who owns Excess Shares shall have voting rights with respect to Excess Shares. Excess Shares may be counted when determining whether a quorum exists for the transaction of business at a meeting of shareholders. Excess Shares may be voted following their transfer to another person who is not the beneficial owner of seven percent (7%) or more of Nuvera’s capital stock.

Nuvera shall have the right, but not the obligation, upon written notice to a person owning Excess Shares, to redeem Excess Shares at a redemption price equal to the market value of the Excess Shares, as determined in accordance with MBCA Section 302A.011, Subd. 50. Unless Nuvera is required by MBCA Section 302A.553, Subd. 3, to obtain shareholder approval for such redemption, Nuvera shall pay such redemption price of the Excess Shares to such shareholder, without interest within twenty (20) days after receipt of the tender of such shares. If Nuvera is required, pursuant to MBCA Section 553, Subd. 3 to obtain approval from its shareholders for such redemption, Nuvera shall notify the beneficial owner of the Excess Shares and, as a condition of such redemption, must obtain approval of the shareholders by an affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at Nuvera’s next regular meeting or at any special meeting of shareholders, in which event such beneficial owner of Excess Shares shall not be obligated to tender the Excess Shares until such person has been notified by Nuvera that the redemption has been approved by the shareholders.

Designation of Capital Stock

The ability of our board of directors to designate classes or series of stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Shareholder Meetings

Under our bylaws, annual meetings of our shareholders may be called only by our board of directors.

Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by a majority of the directors, or by shareholders holding 50% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting.

Provisions of Minnesota Law

The following provisions of the MBCA may have an effect of delaying, deterring or preventing an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult.

MBCA Section 302A.553 [Power to acquire shares] subd 3, [limitation on share purchases]  prohibits a publicly held corporation, such as Nuvera, from purchasing shares entitled to vote for more than market value from a person that beneficially owns more than 5% of the voting power of the corporation if the shares have been beneficially owned for less than two years unless the purchase or agreement to purchase is approved at a meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or the corporation makes an offer, of at least equal value per share, to all shareholders for all other shares of that class or series and any other class or series into which they may be converted.

MBCA Section 302A.671 [Control share acquisitions] provides that shares of an “issuing public corporation,” such as Nuvera, acquired by an “acquiring person” in a “control share acquisition” that exceed the threshold of voting power of any of the three ranges identified below will not have voting rights, unless the issuing public company’s shareholders vote to accord these shares the voting rights normally associated with these shares. A “control share acquisition” is an acquisition, directly or indirectly, by an “acquiring person” (as defined in the MBCA) of beneficial ownership of shares of an issuing public corporation that, but for Section 302A.671, would, when added to all other shares of the issuing public corporation beneficially owned by the acquiring person, entitle the acquiring person, immediately after the acquisition, to exercise or direct the exercise of a new range of voting power of the issuing public corporation with any of the following three ranges: (i) at least 20 percent but less than 33-1/3 percent; (ii) at least 33-1/3 percent but less than or equal to 50 percent; and (iii) over 50 percent.

The issuing public company also has an option to call for redemption all, but not less than all, shares acquired in the control share acquisition that exceed the threshold of voting power of any of the specified ranges at a price equal to the fair market value of the shares at the time the call is given if (i) the acquiring person fails to deliver the information statement to the issuing public company by the tenth day after the control share acquisition; or (ii) shareholders have voted not to accord voting rights to the shares acquired in the control share acquisition.

MBCA Section 302A.673 [Business combinations] prohibits a public Minnesota corporation, such as Nuvera, from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either (i) the business combination or (ii) the acquisition by which the person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock.

If a takeover offer is made for our stock, MBCA Section 302A.675 [Takeover offer; fair price] precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer that results in an offeror who owned ten percent or less of a class of our shares acquiring more than ten percent of that class, or that results in the offeror increasing its beneficial ownership of a class of our shares by more than ten percent of the class, if the offeror owned ten percent or more of the class before the takeover offer. Section 302A.675 does not apply if a committee of our board of directors formed in accordance with Section 302A.675 approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

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